Filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended relating to Registration Statement No. 333-15487

Prospectus Supplement
(To Prospectus Dated December 4, 1996)

4,113,164 SHARES

THE AES CORPORATION

COMMON STOCK
($.01 PAR VALUE)

All of the 4,113,164 shares of Common Stock, $.01 par value (the "Common Stock"), of The AES Corporation (the "Company"), offered hereby are being sold by the Company. The Common Stock is listed on the New York Stock Exchange under the symbol "AES." On July 16, 1997, the last reported sale price for the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $82.75 per share. See "Common Stock Price Ranges and Dividends."

SEE "RISK FACTORS" ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                            PRICE TO         UNDERWRITING         PROCEEDS TO
                             PUBLIC           DISCOUNT(1)          COMPANY(2)

Per Share ......      $         79.750      $        1.951      $         77.799
Total(3) .......      $    328,024,829      $    8,024,783      $    320,000,046

--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1993, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $250,000.

(3) The Company has granted the Underwriter an option, exercisable within 30 days after the date of this Prospectus Supplement, to purchase up to an additional 616,974 shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the Price to Public, Underwriting Discount and Proceeds to Company will be $377,228,505, $9,228,499 and $368,000,006, respectively. See
     "Underwriting."

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about July 22, 1997.

----------------------------

        SALOMON BROTHERS INC

        -----------------------------------------------------------------------

The date of this Prospectus Supplement is July 17, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements under the captions "The Company," "Risk Factors," "Discussion and Analysis of Financial Condition and Results of Operations" and "Business" included or incorporated by reference in the accompanying Prospectus and elsewhere in this Prospectus Supplement and the accompanying Prospectus constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed in the section entitled "Risk Factors" in the accompanying Prospectus and those discussed elsewhere in AES's filings with the Securities and Exchange Commission (the "Commission"), including its Current Report on Form 8-K dated February 26, 1996: changes in company-wide operation and availability compared to AES's historical performance; changes in AES's historical operating cost structure, including changes in various costs and expenses; political and economic considerations in certain non-U.S. countries where AES is conducting or is seeking to conduct business; restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal systems; regulation and restrictions; legislation intended to promote competition in U.S. and non-U.S. electricity markets; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; conflict of interest of contracting parties; and adherence to the AES principles; and other factors referenced in this Prospectus Supplement and in the accompanying Prospectus. See "Risk Factors" in the accompanying Prospectus.

                                USE OF PROCEEDS

     The Company intends to use the estimated $319.8 million ($367.8 million if the Underwriter's over-allotment option is exercised in full) net proceeds from this offering to repay pro rata amounts outstanding under a $250 million bridge loan (the "CEMIG Bridge") to AES CEMIG Funding Corporation, a wholly-owned subsidiary of AES, and a $200 million bridge loan (the "ESEBA Bridge") to AESEBA Funding Corporation, a wholly-owned subsidiary of AES.

     The ESEBA Bridge and the CEMIG Bridge mature in May 1998 or in the case of the ESEBA Bridge, earlier if AES sells its interest in Hazelwood, a 1,600 megawatt coal-fired plant in Victoria, Australia. The interest rates on both the ESEBA Bridge and the CEMIG Bridge are currently LIBOR plus 2.5% and will increase by 1.0% each month beginning January 1, 1998. The ESEBA Bridge and the CEMIG Bridge were incurred to finance a portion of the cost of the Company's acquisition of its interest in Companhia Energetica de Minas Gerais and in Empresa Social de Energia de Buenos Aires S.A., respectively.

                    COMMON STOCK PRICE RANGES AND DIVIDENDS

     The Common Stock began trading on the New York Stock Exchange ("NYSE") on October 16, 1996 under the symbol "AES." Prior to that date, the Common Stock had been quoted on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "AESC." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported on the NYSE Composite Tape and by NASDAQ/NMS.


                                                        HIGH         LOW
                                                       ----------   ---------
     1995
      First Quarter   ..............................   $19 3/4     $16
      Second Quarter  ..............................    19 1/4      16
      Third Quarter   ..............................    21 5/8      18 1/2
      Fourth Quarter  ..............................    24          18 3/4

     1996
      First Quarter   ..............................    25 1/4      21
      Second Quarter  ..............................    29 5/8      22 1/4
      Third Quarter   ..............................    40 1/2      27 7/8
      Fourth Quarter  ..............................    50 1/8      39 1/4

     1997
      First Quarter   ..............................    68 1/4      44 1/2
      Second Quarter (through July 16, 1997)  ......    83 3/8      55 1/2


     No cash dividends have been paid on the Common Stock since December 22, 1993 in order to provide capital for the Company's equity investments in projects.

     The Company's ability to declare and pay dividends is dependent, among other things, on the ability of its project subsidiaries to declare and pay dividends (and otherwise distribute cash) to it, the Company's ability to service its parent company debt and the Company's ability to meet certain criteria for paying dividends under its $425 million revolving credit facility (the "Revolver") and under certain outstanding indebtedness.

     The ability of the Company's subsidiaries to declare and pay dividends and otherwise distribute cash to the Company is subject to certain limitations in the project loans and other documents entered into by such project subsidiaries. Such limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods.

     Cash dividend payments on the Common Stock are limited under the Revolver to a certain percentage of cash flow. The indentures relating to the Company's existing senior subordinated notes preclude the payment of cash dividends if at the time of such payment or after giving effect thereto an event of default (as defined), or an event that, after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, if certain fixed charge coverage ratios are not met or if the payment of such dividends, together with other restricted payments, would exceed certain limits.

     Under the Amended and Restated Certificate of Incorporation of the Company, the authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, no par value.

              CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
                       NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders (including Non-U.S. Holders who are pass-through entities) in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Common Stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under proposed U.S. Treasury Regulations issued on April 15, 1996 (the "Proposed Regulations"), in order to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide, among others, special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. if a Form 4224 stating that the dividends are so connected is filed with the Company or its paying agent. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident unless a specific treaty exemption applies. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

     Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a Non-U.S. Holder at an address within the U.S. may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company or its paying agent. Under the Proposed Regulations, regardless of its address the Non-U.S. Holder may be subject to backup withholding imposed at a rate of 31% with respect to the dividends if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information to the Company or its paying agent.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder will generally not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the U.S., (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and who hold the Common Stock as a capital asset, such individuals are present in the U.S. for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

     The Company believes that it is unlikely that it is, or will be treated as, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code. Even if the Company is treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of the Common Stock will not be subject to a U.S. federal income tax so long as (i) such Non-U.S. Holder is deemed to have beneficially owned less than or equal to 5% of the Common Stock and (ii) the Common Stock is currently, and will be at the time of disposition, "regularly traded" on an established securities market (within the meaning of Section 897(c)(3) of the Code and the temporary Treasury Regulations thereunder). There can be no assurance that the Common Stock qualifies or will continue to qualify as "regularly traded" on an established securities market.

INFORMATION  REPORTING  REQUIREMENTS  AND  BACKUP  WITHHOLDING ON DISPOSITION OF
   COMMON STOCK

     Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the U.S. by or through an office outside the U.S. of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker has documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met or that the holder otherwise establishes an exemption.

     The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding and information reporting unless the Company receives certification from the holder of non-U.S. status.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Salomon Brothers Inc (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 4,113,164 shares of Common Stock. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of the Common Stock offered hereby if any are purchased.

     The Underwriter has advised the Company that it proposes initially to offer such shares of Common Stock to the public at the price to public set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed.

     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriter an option, exercisable for 30 days from the date hereof, to purchase up to an additional 616,974 shares of Common Stock at the price to public less the underwriting discount set forth on the cover page hereof. The Underwriter may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering.

     The Company and certain of the Company's directors and executive officers are agreeing that, with certain exceptions (including issuances by the Company as consideration for acquisitions), without the prior written consent of Salomon Brothers Inc, they will not, directly or indirectly, offer to sell, contract to sell, sell or otherwise dispose of, or announce the offering of any shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, for a period of 90 days after the date of the Underwriting Agreement.

     The Company has agreed to indemnify the Underwriter against, or contribute to payments that the Underwriter may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions permit bids to purchase the Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the Underwriter selling more shares of Common Stock in connection with this offering than it is committed to purchase from the Selling Stockholder. In addition, the Underwriter may impose "penalty bids" under contractual arrangements between the Underwriter and dealers participating in this offering whereby they may reclaim from a dealer participating in the offering the selling concession with respect to shares of Common Stock that are distributed in this offering but subsequently purchased for the account of the Underwriter in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

     From time to time, in the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may engage in commercial and investment banking transactions with the Company and its affiliates.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and certain matters relating thereto and certain U.S. federal income taxation matters will be passed upon by Davis Polk & Wardwell, New York, New York. Certain legal matters will be passed upon for the Underwriter by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus Supplement from the Company's Current Report on Form 8-K, dated July 3, 1997, as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included therein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Companhia Energetica de Minas Gerais incorporated by reference in this Prospectus Supplement from Form 8-K of The AES Corporation dated July 16, 1997 for the years ended December 31, 1996 and 1995 have been audited by Price Waterhouse, Belo Horizonte, MG, Brazil, independent auditors.


     In addition, see "Experts" in the accompanying Prospectus.

                      (This page intentionally left blank)

Prospectus


[LOGO]

                   THE AES CORPORATION


$750,000,000

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES, STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The AES Corporation (the "Company" or "AES") may from time to time offer, together or separately, (i) shares of its common stock, par value $.01 per share (the "Common Stock"), (ii) shares of its preferred stock, no par value (the "Preferred Stock"), (iii) unsecured senior debt securities (the "Senior Debt Securities"), (iv) unsecured senior subordinated debt securities (the "Senior Subordinated Debt Securities"), (v) unsecured junior subordinated securities (the "Junior Subordinated Debt Securities"), (vi) Stock Purchase Contracts to purchase Common Stock ("Stock Purchase Contracts") and (vii) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract, in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of sale. The Senior Debt Securities, Senior Subordinated Debt Securities and Junior Subordinated Securities are collectively referred to herein as the "Debt Securities." The Debt Securities, Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as the "Securities."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

The Common Stock and Preferred Stock offered pursuant to this Prospectus may be issued in one or more series or issuances in U.S. dollars or in one or more foreign currencies, currency units or composite securities to be determined at or prior to the time of any offering. The Stock Purchase Contracts and the Stock Purchase Units offered pursuant to this Prospectus may be issued in one or more series and amounts, at prices and on terms to be determined at or prior to the time of any such offering. The Debt Securities offered pursuant to this Prospectus may consist of debentures, notes or other evidences of indebtedness in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. The Company's obligations under the Senior Debt Securities will rank pari passu with all unsecured and unsubordinated debt (as defined herein) of the Company. The Company's obligations under the Senior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined herein). The Company's obligations under the Junior Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior and Senior Subordinated Debt (as defined herein) of the Company. See "Description of Debt Securities."

By separate prospectus, the form of which is included in the Registration Statement of which this Prospectus forms a part, two Delaware statutory business trusts (the "AES Trusts"), which are wholly owned subsidiaries of the Company, may from time to time severally offer preferred securities guaranteed by the Company to the extent set forth therein and the Company may offer from time to time junior subordinated debt securities either directly or to an AES Trust. The aggregate public offering price of the securities to be offered by the Prospectus and such other prospectus shall not exceed $750,000,000 (or its equivalent in one or more foreign currencies, currency units or composite currencies).

Specific terms of the Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which Prospectus Supplement will describe, without limitation and where applicable, the following: (i) in the case of Common Stock, the specific designation, number of shares, purchase price and the rights and privileges thereof, together with any qualifications or restrictions thereon and any listing on a securities exchange; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock) and any listing on a securities exchange; (iii) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, premium, if any, exchangeability, redemption, conversion, prepayment or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, method, if any, of calculating interest payments and dates for payment thereof, dates on which premium, if any, will be payable, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, the initial public offering price, any listing on a securities exchange and other specific terms of the offering; (iv) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contract or vice versa, and the terms of the offering and sale thereof, and (v) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof. Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities other than the Common Stock and the Preferred Stock on a national securities exchange. Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

The Offered Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Such agents or underwriters may act alone or with other agents or underwriters. See "Plan of Distribution." Any such agents, dealers or underwriters will be set forth in a Prospectus Supplement. If an agent of the Company, or a dealer or underwriter is involved in the offering of the Offered Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company, as the case may be, will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.



The date of this Prospectus is December 4, 1996.

                             AVAILABLE INFORMATION

     AES is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional and other offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1996, June 30, 1996 and March 31, 1996; (iii) the Company's Current Reports on Form 8-K filed on November 13, 1996, July 1, 1996, June 12, 1996, May 30, 1996, February 26, 1996 and February
6, 1996; (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-19281) filed on October 10, 1996 and (v) the Company's Registration Statement on Form S-3 filed on June 12, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to William R. Luraschi, General Counsel and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209, telephone (703) 522-1315.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, proceeds from the sale of the Offered Securities will be used by the Company for general corporate purposes and initially may be temporarily invested in short-term securities.



                      RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the ratio of earnings to fixed charges.

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                       YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                              ------------------------------------------   --------------
                                              1991     1992     1993     1994     1995            1996
                                              ------   ------   ------   ------   ------   --------------
Ratio of earnings to fixed charges   ......   1.31     1.37     1.63     2.08     2.18         2.04

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of an interest factor. A statement setting forth the computation of the above ratios is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     During the period from January 1, 1991 until September 30, 1996, no shares of Preferred Stock were issued or outstanding, and during that period the Company did not pay any Preferred Stock dividends.

                                  THE COMPANY

     With a presence in over 35 countries, The AES Corporation is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. The Company, based in Arlington, Virginia, markets power principally from electric generating facilities that it develops, owns and operates. AES was one of the original entrants in the independent power market and today is one of the world's largest independent power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction.

     Over the last six years, the Company has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing plants, primarily through competitively bid privatization initiatives outside the United States.

     In part, the Company's strategy in helping meet the world's need for electricity is to participate in competitive power generation markets as they develop either by greenfield development or by acquiring and operating existing facilities in these markets.

   Other elements of the Company's strategy include:

   o Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance.

   o      Constructing  or  acquiring   projects  of  a  relatively  large  size
          (generally larger than 100 megawatts).

   o Entering into power sales contracts with electric utilities or other customers with credit strength.

     The Company also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, the Company prefers to operate all facilities which it develops or acquires; however, there can be no assurance that the Company will have operating control of all of its facilities in the future.

     The Company, a corporation organized under the laws of Delaware, was formed in 1981. The principal office of the Company is located at 1001 North 19th Street, Arlington, Virginia 22209, and its telephone number is (703) 522-1315.

                                 RISK FACTORS

     Purchasers of the Securities should read this entire Prospectus carefully. Ownership of the Securities involves certain risks. The following factors should be considered carefully in evaluating AES and its business before purchasing the Securities offered by this Prospectus.

Leverage and Subordination.

     The Company and its subsidiaries had approximately $2.1 billion of outstanding indebtedness at September 30, 1996. As a result of the Company's level of debt, the Company might be significantly limited in its ability to meet its debt service obligations, to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of September 30, 1996, the Company had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 75%.

     The Senior Subordinated Debt Securities will be subordinated to all Senior Debt, including, but not limited to, the amounts outstanding under the Company's current $425 million credit facility. The Junior Subordinated Debt Securities will be subordinated to all Senior and Senior Subordinated Debt of the Company, including, but not limited to, the amounts outstanding under the Company's current $425 million credit facility. As of September 30, 1996, the Company had approximately $331 million in aggregate principal amount of Senior Debt and $656 million in aggregate principal amount of Senior and Senior Subordinated Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full of all amounts due or to become due under all Senior Debt before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities and holders of Senior and Senior Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due under all Senior and Senior Subordinated Debt before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Junior Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment under any Senior Debt or Senior and Senior Subordinated Debt, respectively, or during certain periods when an event of default under certain Senior Debt or Senior and Senior Subordinated Debt, respectively, permits the respective lenders thereunder to accelerate the maturity thereof. See "Description of Debt Securities - Subordination of Senior Subordinated Debt Securities" and "Description of Debt Securities Subordination of Junior Subordinated Debt Securities."

     The Debt Securities will be effectively subordinated to the indebtedness and other obligations (including trade payables) of the Company's subsidiaries. At September 30, 1996, the indebtedness and obligations of the Company's subsidiaries, aggregated approximately $1.5 billion. The ability of the Company to pay principal of, premium, if any, and interest on the Debt Securities will be dependent upon the receipt of funds from its subsidiaries by way of dividends, fees, interest, loans or otherwise. Most of the Company's subsidiaries with interests in power generation facilities currently have in place, and the Indentures for the Debt Securities will, under certain circumstances, permit the Company's subsidiaries to enter into, arrangements that restrict their ability to make distributions to the Company by way of dividends, fees, interest, loans or otherwise. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Debt Securities. Any right of the Company to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company (and the consequent right of the holders of the Debt Securities to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary). The Company currently conducts substantially all of its operations through its subsidiaries.

Doing Business Outside the United States.

     The Company's involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and most of the Company's current development and acquisition activities are for projects and plants outside the United States. The Company, through subsidiaries, affiliates and joint ventures, has ownership interests in 27 power plants outside the United States in operation or under construction. Five of such power plants are located in Argentina; four in Brazil; two in England; two in Northern Ireland; two in Pakistan; eight in the People's Republic of China; three in Hungary; and one in Kazakhstan.

     The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency inconvertibility, political instability, civil unrest, and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which AES may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations may also require higher investments by the Company than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

     The uncertainty of the legal environment in certain countries in which the Company, its subsidiaries and its affiliates are or in the future may be developing, constructing or operating could make it more difficult for the Company to enforce its respective rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the Company's ability to hold a majority interest in some of the projects that it may develop or acquire. International projects owned by the Company may, in certain cases, be expropriated by applicable governments. Although AES may have legal recourse in enforcing its rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

Competition.

     The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than the Company. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where the Company sells or intends to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on the Company.

Development Uncertainties.

     The majority of the projects that AES develops are large and complex and the completion of any such project is subject to substantial risks. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contin-gent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that AES will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of its projects. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. If these development efforts are not successful, the Company may abandon a project under development. At the time of abandonment, the Company would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. The future growth of the Company is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of the Company's projects could, under certain circumstances, have an adverse effect on the Company's ability to meet its obligations, including the payment of principal of, premium, if any and interest on Debt Securities. The Company also is faced with certain development uncertainties arising out of doing business outside of the United States. See "- Doing Business Outside the United States."


Uncertainty of Access to Capital for Future Projects.

     Each of AES's projects under development and those independent power facilities it may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions. AES has substantially utilized project financing loans to fund the capital expenditures associated with constructing and acquiring its electric power plants and related assets. Project financing borrowings have been substantially non- recourse to other subsidiaries and affiliates and to AES as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. The Company intends to continue to seek, where possible, such non-recourse project financing in connection with the assets which the Company or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or the Company's traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, the Company, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related project.

     In addition to the project financing loans, if available, AES provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under the short-term credit facilities and issuances of senior subordinated notes, convertible debentures and common stock of the Company.

     The Company's ability to arrange for financing on either a fully recourse or a substantially non- recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, investor confidence in the Company, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, AES may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of AES on its currently operating facilities or facilities under construction, such a decision would affect the future growth of AES.

Dependence on Utility Customers and Certain Projects.

     The nature of most of AES's power projects is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. During 1995, four customers, including Connecticut Light & Power Company, a subsidiary of Northeast Utilities, accounted for 73% of the Company's revenues. The prolonged failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on AES's primary source of revenues. AES has sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

     Four of the Company's plants collectively represented approximately 61% of AES's consolidated total assets at December 31, 1995 and generated approximately 80% of AES's consolidated total revenues for the year ended December 31, 1995.

     In October 1996, Moody's Investor Service and Standard & Poor's revised their ratings of the senior unsecured long-term debt of Connecticut Light & Power Company from Baa3/BBB- to Ba1/BB+.

Regulatory Uncertainty.

     AES's cogeneration operations in the United States are subject to the provisions of various laws and regulations, including the Public Utility
Regulatory Policies Act of 1978, as amended ("PURPA") and the Public Utility Holding Company Act, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. AES is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer. The Company believes that, upon the occurrence of an event that would threaten the QF status of one of its domestic plants, it would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event the Company were unable to avoid the loss of such status for one of its plants, to avoid public utility holding company status, AES could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an Exempt Wholesale Generator ("EWG"), or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from the consolidated income tax group or the consolidated financial statements of the Company, or an increase or decrease in the results of operations of the Company.

     The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow both independents and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical integration. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event of a PUHCA repeal, competition for independent power generators from vertically integrated utilities would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of compre-hensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on the Company.

Electric Utility Industry Restructuring Proposals.

     The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. Falling electricity prices and uncertainty as to the future structure of the industry is inhibiting United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring on the Company cannot be predicted, although any such restructuring could have a material adverse effect on the Company.

Litigation and Regulatory Proceedings.

     From time to time, the Company and its affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in the Company's Annual, Quarterly and Current Reports filed with the Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on the Company's consolidated financial position.

Business Subject to Stringent Environmental Regulations.

     AES's activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. For example, the Clean Air Act Amendments of 1990 impose more stringent standards than those previously in effect, and require states to impose permit fees on certain emissions. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of AES's power plants. There can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. The Company has made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on the Company's financial condition or results of operations.

Control by Existing Stockholders.

     As of September 30, 1996, AES's two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 26% of AES's outstanding Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over the affairs of AES, including the election of the Company's directors. As of September 30, 1996, all of AES's officers and directors and their immediate families together owned beneficially approximately 35% of AES's outstanding Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of AES's directors, the management and policies of AES and any action requiring stockholder approval, including significant corporate transactions.

Adherence to AES's Principles - Possible Impact on Results of Operations.

     A core part of AES's corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. The Company seeks to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if the Company perceives a conflict between these principles and profits, the Company will try to adhere to its principles - even though doing so might result in diminished or foregone opportunities or financial benefits.

No Prior  Public  Market - Possible  Price  Volatility  of Debt  Securities  and
   Preferred Stock.

     Prior to the offering, there has been no public market for the Senior Debt Securities, the Junior Subordinated Debt Securities or the Preferred Stock. There can be no assurance that an active trading market for the Senior Debt Securities, the Junior Subordinated Debt Securities or the Preferred Stock will develop or be sustained. If such a market were to develop, the Senior Debt Securities, the Junior Subordinated Debt Securities or the Preferred Stock could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non- investment grade debt has demonstrated substantial volatility in the prices of securities similar to the Debt Securities. There can be no assurance that the future market for the Debt Securities will not be subject to similar volatility.

                         DESCRIPTION OF CAPITAL STOCK

     Under the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, no par value.

     The following summary contains a description of certain general terms of the Common Stock and the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain material provisions of the Common Stock and the Preferred Stock is subject to and qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation, and, in the case of the Preferred Stock, to the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

COMMON STOCK

     As of September 30, 1996, there were 77,099,303 shares of Common Stock outstanding.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company (the "Board of Directors") out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and any shares of Common Stock in respect of which this Prospectus is being delivered will be fully paid and non-assessable.

     The transfer agent for the Company's Common Stock is First Chicago Trust Company.

PRICE RANGE OF AES COMMON STOCK AND COMMON STOCK DIVIDENDS

     AES Common Stock began trading on the New York Stock Exchange on October 16, 1996 under the symbol "AES." Prior to that date, Common Stock had been quoted on the NASDAQ National Market System ("NASDAQ/NMS") under the symbol "AESC." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by NASDAQ/NMS.

                                                    HIGH        LOW
                                                   ---------   --------

     1994
      First Quarter   ..........................   24 1/2       19 1/2
      Second Quarter  ..........................   21 1/2       16
      Third Quarter   ..........................   20 1/8       15 3/4
      Fourth Quarter  ..........................   21 3/4       17 1/2

     1995
      First Quarter   ..........................   19 3/4       16
      Second Quarter  ..........................   19 1/4       16
      Third Quarter   ..........................   21 5/8       18 1/2
      Fourth Quarter  ..........................   24           18 3/4

     1996
      First Quarter   ..........................   25 1/4       21
      Second Quarter  ..........................   29 5/8       22 1/4
      Third Quarter   ..........................   40 1/2       27 7/8

     On December 7, 1993, the Board of Directors authorized a three-for-two stock split, effected in the form of a stock dividend, payable to stockholders of record on January 15, 1994. Additionally, on February 17, 1994, the Company declared a 3% stock dividend, payable to stockholders of record on March 10, 1994. No cash dividends have been paid on Common Stock since December 22, 1993 in order to provide capital for the Company's equity investments in projects.

     The Company's ability to declare and pay dividends is dependent, among other things, on the ability of its project subsidiaries to declare and pay dividends (and otherwise distribute cash) to it, the Company's ability to service its parent company debt and the Company's ability to meet certain criteria for paying dividends under its corporate credit facility and under existing indentures of Debt Securities.

     The ability of the Company's subsidiaries to declare and pay dividends and otherwise distribute cash to the Company is subject to certain limitations in the project loans and other documents entered into by such project subsidiaries. Such limitations permit the payment of dividends out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods.

     Cash dividend payments on Common Stock are limited to a certain percentage of cash flow under the Company's corporate credit agreement. The indentures relating to the Company's existing senior subordinated notes preclude the payment of cash dividends if at the time of such payment or after giving effect thereto an event of default (as defined) or an event that, after the giving of notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, if certain fixed charge coverage ratios are not met or if the payment of such dividends, together with other restricted payments, would exceed certain limits.

PREFERRED STOCK

     As of September 30, 1996, there were no shares of Preferred Stock outstanding.

     The Board of Directors has the authority to issue Preferred Stock in one or more classes or series and to fix, by resolution, the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action or vote by the stockholders. Preferred Stock, if issued, will not be entitled to any preemptive or similar rights. The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which the Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States, the currency or currencies including composite currencies in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether such Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable. Any shares of Preferred Stock that are issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

     The transfer agent for each series of Preferred Stock will be described in the applicable Prospectus Supplement.

DESCRIPTION OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and By-Laws of AES contain several provisions that may make the acquisition of control of AES by means of a tender offer, open market purchases, a proxy fight or otherwise more difficult. Set forth below is a description of certain of these provisions in the Certificate of Incorporation and By-Laws.

Special Meetings of Stockholders.

     AES's By-Laws provide that, unless otherwise prescribed by law, special meetings of stockholders may be called by a resolution adopted by a majority of the entire Board of Directors, by the Chairman of the Board or by the President and shall be called by the Chairman of the Board or by the President upon written request of stockholders owning at least 10% of stock entitled to vote. Only such business as shall be specified in the notice of stockholders of the special meeting shall be considered.

Stockholder Nomination of Directors.

     AES's By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to the Secretary of AES of the intent to make such nomination. The notice must be given, with respect to an annual meeting, not later than 90 days in advance of such annual meeting and with respect to a special meeting, not later than the close of business on the seventh day following the earlier of (a) the date on which notice of such special meeting is first given to stockholders and (b) the date on which a public announcement of such meeting is first made. Each notice must include (i) the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder; (iii) such other information regarding each nominee proposed by such stockholder as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and (iv) the consent of each nominee to serve if elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

     The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

Elimination of Liability; Indemnification.

     Except as set forth below, the Certificate of Incorporation eliminates the liability of AES's directors to AES or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to the Company or its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law (the "GCL"), which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

     Under AES's By-Laws, and in accordance with Section 145 of the GCL, AES shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Company to procure a judgment in its favor, a "derivative action") by reason of the fact that such person is or was a director or officer of or employed by AES, or is or was serving in such capacity or as an agent at the request of the Company for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of AES, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. AES shall indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the Company in the performance of his or her duty. Agents of the Company may be similarly indemnified at the discretion of the Board of Directors.

     Under Section 145 of the GCL, a similar duty of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to AES, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

     Pursuant to AES's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by AES. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under AES's By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AES or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not AES would have the power or the obligation to indemnify such person against such liability under the provisions of AES's By-Laws. The Company maintains directors' and officers' insurance.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities may consist of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The Senior Debt Securities will be issued under an indenture (the "Senior Debt Indenture") between The AES Corporation, as issuer, and The First National Bank of Chicago, as trustee. The Senior Subordinated Debt Securities will be issued under an indenture (the "Senior Subordinated Debt Indenture") dated as of July 1, 1996 between The AES Corporation, as issuer, and The First National Bank of Chicago, as trustee. The Junior Subordinated Debt Securities will be issued under an indenture (the "Junior Subordinated Debt Indenture") between The AES Corporation, as issuer, and The First National Bank of Chicago, as trustee. The First National Bank of Chicago, in its capacity as trustee under each of the Indentures, is referred to herein as the "Trustee."

     Copies of the Indentures (or the forms thereof) have been incorporated by reference or included herein as exhibits to the Registration Statement of which this Prospectus is a part and are also available for inspection at the office of the Trustee. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Section references contained herein are applicable to each of the Indentures. The following summaries of certain provisions of the Indentures do not purport to be complete, and where reference is made to particular provisions of the Indentures, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The Indentures are substantially identical except for provisions relating to subordination.

GENERAL

     None of the Indentures limits the amount of Debt Securities which may be issued thereunder. Each Indenture provides that Debt Securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of the Debt Securities (to the extent such terms are applicable to such Debt Securities) in respect of which this
Prospectus is being delivered (the "Offered Debt Securities"): (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates per annum at which the Offered Debt Securities will bear interest and the method of calculating such rates, if any; (iv) the dates on which any such interest will be payable and the record dates for any such interest payments; (v) any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability provisions;
(vi) the place where the principal of and interest on the Offered Debt Securities will be payable; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Debt Securities will be issuable; (viii) whether the Offered Debt Securities shall be issued in the form of Global Securities (as defined below) or certificates; (ix) additional provisions, if any, relating to the defeasance of the Offered Debt Securities;
(x) the currency or currencies, if other than the currency of the United States, in which payment of the principal of and interest on the Offered Debt Securities will be payable; (xi) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of Bearer Securities; (xii) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. Person (as defined in each Prospectus Supplement relating to any particular series of Debt Securities offered thereby) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Debt Securities rather than pay such additional amounts;
(xiii) the dates on which premium, if any, will be payable; (xiv) the right of the Company, if any, to defer payment of interest and the maximum length of such deferral period; (xv) any listing on a securities exchange; (xvi) the initial public offering price; and (xvii) other specific terms, including any additional events of default or covenants provided for with respect to the Offered Debt Securities.

     As described in each Prospectus Supplement relating to any particular series of Debt Securities offered thereby, the Indenture under which such Debt Securities are issued may contain covenants limiting: (i) the incurrence of debt by the Company; (ii) the incurrence of debt by subsidiaries of the

Company; (iii) the making of certain payments by the Company and its subsidiaries; (iv) subsidiary mergers; (v) business activities of the Company and its subsidiaries; (vi) the issuance of preferred stock of subsidiaries;
(vii) asset dispositions;  (viii) transactions with affiliates;  (ix) liens; and
(x) mergers and consolidations involving the Company.

BOOK-ENTRY SYSTEM

     If so specified in any accompanying Prospectus Supplement relating to Debt Securities, Debt Securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

     The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers, or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the owner of record of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture under which such Debt Securities are issued. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Security represented by such Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture under which such Debt Securities are issued. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of record under the applicable Indenture pursuant to which the Debt Securities relating to such Global Security are issued. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

     Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or such nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that the Depositary will credit participants, accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of an offering of Offered Debt Securities hereby is exchangeable for Debt Securities in definitive form of like tenor and terms if
(i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented in an offering of Offered Debt Securities by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct. The Debt Securities of a series may also be issued in the form of one or more bearer global Debt Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

SENIOR DEBT SECURITIES

     The payment of principal of, premium, if any, and interest on the Senior Debt Securities will, to the extent and in the manner set forth in the Senior Debt Indenture, rank pari pass with all unsecured and unsubordinated debt of the Company.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES

     The payment of principal of, premium, if any, and interest on the Senior Subordinated Debt Securities will, to the extent and in the manner set forth in the Senior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all Senior Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Senior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Senior Subordinated Debt Securities.

     No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from the holders of such Designated Senior Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities may be made by the Company for a period (the "Payment Blockage Period") commencing on the date of delivery of such notice and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Senior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders will be paid to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full, and the Company may be unable to meet fully its obligations with respect to the Senior Subordinated Debt Securities.

     "Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such person to pay the deferred purchase price of property or services, except trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person, (viii) all redeemable stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such person under currency agreements and interest rate agreements.

     "Designated Senior Debt" is defined to mean (i) Debt under the Credit Agreement dated as of August 2, 1996 (the "Credit Agreement") among the Company, the Banks named on the signature pages thereof and the Morgan Guaranty Trust Company of New York, as agent for the banks, as such Credit Agreement has been and may be amended, restated, supplemented or otherwise modified from time to time and (ii) Debt constituting Senior Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and
(B) is specifically designated as "Designated Senior Debt" by the Company.

     "Senior Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Senior Subordinated Debt Indenture; provided that Senior Debt shall not include (i) the Company's 9 3/4% Senior Subordinated Notes Due 2000 and the Company's 10 1/4% Senior Subordinated Notes due 2006 which rank pari passu with the Senior Subordinated Debt Securities, (ii) Debt of the Company to any affiliate, (iii) Debt of the Company that, when incurred, and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse, (iv) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Senior Subordinated Debt Securities and (v) redeemable stock of the Company.

SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The payment of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities will, to the extent and in the manner set forth in the Junior Subordinated Debt Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior and Subordinated Debt of the Company.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities.

     No payments on account of principal, premium, if any, or interest in respect of the Junior Subordinated Debt Securities may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior and Subordinated Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior and Subordinated Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from holders of such Designated Senior and Subordinated Debt or from an agent of such holders, no payments on account of principal, premium, if any, or interest may be made by the Company during a Payment Blockage Period in respect of such Junior Subordinated Debt Securities (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior and Subordinated Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Junior Subordinated Debt Securities during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior and Subordinated Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior and Subordinated Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to holders of Junior Subordinated Debt Securities will be paid to the holders of Senior and Subordinated Debt of the Company to the extent necessary to pay such Debt in full, and the Company may be unable to meet fully its obligations with respect to the Junior Subordinated Debt Securities.

     "Designated Senior and Subordinated Debt" is defined to mean (i) Debt under the Credit Agreement and (ii) Debt constituting Senior and Subordinated Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument as "Designated Senior and Subordinated Debt" by the Company.

     "Senior and Subordinated Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the Junior Subordinated Debt Indenture; provided that such Senior and Subordinated Debt shall not include (i) Debt of the Company to any affiliate, (ii) Debt of the Company that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse, (iii) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Junior Subordinated Debt Securities, and in particular the Junior Subordinated Debt Securities shall rank pari passu with all other debt securities and guarantees issued to an AES Trust or any other trust, partnership or other entity affiliated with the Company which is a financing vehicle of the Company in connection with an issuance of preferred securities by such financing entity, and (iv) redeemable stock of the Company.

EVENTS OF DEFAULT

     An Event of Default, as defined in each of the Indentures and applicable to Debt Securities issued under such Indenture, will occur with respect to the Debt Securities of any series issued under such Indenture if: (i) the Company defaults in the payment of principal of (or premium, if any, on) any Debt Security of such series issued under such Indenture when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase, or otherwise; (ii) the Company defaults in the payment of interest on any Debt Security of such series issued under such Indenture when the same becomes due and payable, and such default continues for a period of 30 days; (iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in such Indenture with respect to the Debt Securities of any series issued under such Indenture and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or by the holders (as defined in the Indenture) of 25% or more in aggregate principal amount of the Debt Securities of all series issued under such Indenture; (iv) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its subsidiaries or for all or substantially all of the property and assets of the Company or any of its subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (v) the Company or any of its subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its subsidiaries or for all or substantially all of the property and assets of the Company or any of its subsidiaries or (C) effects any general assignment for the benefit of creditors; and (vi) any other Events of Default set forth in the applicable Prospectus Supplement occur.

     If an Event of Default (other than an Event of Default  specified in clause
(iv) or (v) above that occurs with respect to the Company) occurs with respect to the Debt Securities of any series issued under an Indenture, and if such Event of Default is continuing under such Indenture, then, and in each and every such case, except for any series of Debt Securities issued under such Indenture the principal of which shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of any such series issued under such Indenture (each such series voting as a separate class) by written notice to the Company (and to the Trustee if such notice is given by the holders (the "Acceleration Notice")), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the Debt Securities of such series to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (iv) or (v) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Debt Securities then outstanding under each of the Indentures shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Debt Securities of any series under an Indenture may, by written notice to the Company and to the Trustee, waive all past defaults with respect to Debt Securities of such series and rescind and annul a declaration of acceleration with respect to Debt Securities of such series and its consequences if (i) all existing Events of Default applicable to Debt Securities of such series, other than the nonpayment of the principal of, premium, if any, and interest on the Debt Securities that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "- Modification and Waiver."

     The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series under an Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of Debt Securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Debt Securities of such series. A holder may not pursue any remedy with respect to the applicable Indenture or the Debt Securities of any series issued under such Indenture unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Debt Securities of such series make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Debt Security to receive payment of the principal of, premium, if any, or interest on, such Debt Security or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Debt Securities, which right shall not be impaired or affected without the consent of the holder.

     Each of the Indentures requires that certain officers of the Company certify, on or before a date not more than four months after the end of each fiscal year, that to the best of such officers, knowledge, the Company has fulfilled all its obligations under such Indenture. The Company is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under any of the Indentures.

MODIFICATION AND WAIVER

     Each of the Indentures provides that the Company and the Trustee may amend or supplement such Indenture or the Debt Securities of any series issued under such Indenture without notice to or the consent of any holder: (i) to cure any ambiguity, defect, or inconsistency in such Indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect; (ii) to comply with Article 5 of such Indenture; (iii) to comply with any requirements of the Commission in connection with the qualification of such Indenture under the Trust Indenture Act of 1939, as amended; (iv) to evidence and provide for the acceptance of appointment with respect to the Debt Securities of any or all series issued under such Indenture by a successor Trustee; (v) to establish the form or forms of Debt Securities of any series issued under such Indenture or of the coupons pertaining to such Debt Securities as permitted by such Indenture; (vi) to provide for uncertificated Debt Securities and to make all appropriate changes for such purpose; and (vii) to make any change that does not materially and adversely affect the rights of any holder.

     Each of the Indentures also provides that modifications and amendments of such Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series issued under such Indenture affected thereby (each series voting as a separate class); provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, any Debt Security issued under such Indenture, (ii) reduce the principal amount of, or premium, if any, or interest on, any Debt Security issued under such Indenture, (iii) reduce the above-stated percentage of outstanding Debt Securities issued under such Indenture the consent of whose holders is necessary to modify or amend such Indenture with respect to the Debt Securities of any series issued under such Indenture, (iv) reduce the percentage or aggregate principal amount of outstanding Debt Securities of any series issued under the Indenture the consent of whose holders is necessary for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults. A supplemental indenture which changes or eliminates any covenant or other provision of an Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities issued under such Indenture, or which modifies the rights of holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the applicable Indenture of the holders of Debt Securities of any other series issued under such Indenture or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of the holders under this section of an Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of an Indenture becomes effective, the Company shall give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

RESTRICTION ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Pursuant to the Indentures, the Company may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person (as defined in the Indentures) unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which properties and assets of the Company are transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume in writing all the obligations of the Company under the Notes, (ii) immediately after giving effect to such transaction no Event of Default or event or condition which through the giving of notice or lapse of time or both would become an Event of Default shall have occurred and be continuing and (iii) such other conditions as may be established in connection with the issuance of the applicable Debt Securities.

DEFEASANCE AND DISCHARGE

     Each of the Indentures provides that the Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Debt Securities of any series issued under such Indenture on the 123rd day after the deposit referred to below has been made, and the provisions of such Indenture will no longer be in effect with respect to the Debt Securities of such series issued thereunder (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) if, among other things,
(A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof, in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the applicable Debt Securities, on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of such Indenture and the applicable Debt Securities, (B) the Company has delivered to the Trustee (i) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of such Indenture that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,
(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, (D) the Company is not prohibited from making payments in respect of the applicable Debt Securities by the subordination provisions contained in such Indenture and (E) if at such time the applicable Debt Securities are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that such Debt Securities will not be delisted as a result of such deposit, defeasance and discharge.

     As more fully described in the Prospectus Supplement, each of the Indentures also provides for defeasance of certain covenants.

                    DESCRIPTON OF STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

     AES may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require AES to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities in any of three ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Davis Polk & Wardwell.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Registration Statement on Form S-3 filed on June 12, 1996, and the consolidated financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and such consolidated financial statements and consolidated financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Light Servicos de Electricidade S.A. incorporated in this Prospectus by reference, from Form 8-K of The AES Corporation dated May 30, 1996, for the years ended December 31, 1995 and 1994 have been audited by Deloitte Touche Tohmatsu, Rio de Janeiro, Brazil, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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



NO DEALER,  SALESPERSON  OR  OTHER  PERSON  HAS  BEEN
AUTHORIZED TO  GIVE ANY  INFORMATION  OR TO  MAKE ANY
REPRESENTATIONS  OTHER THAN  THOSE  CONTAINED IN THIS
PROSPECTUS    SUPPLEMENT   OR    THE   PROSPECTUS  IN
CONNECTION  WITH  THE  OFFER MADE BY  THIS PROSPECTUS                       4,113,164 Shares
SUPPLEMENT  AND THE  PROSPECTUS.  IF  GIVEN  OR MADE,
SUCH  INFORMATION  OR  REPRESENTATIONS  MUST  NOT  BE
RELIED UPON AS HAVING BEEN  AUTHORIZED BY THE COMPANY
OR BY THE UNDERWRITER.  NEITHER  THE DELIVERY OF THIS
PROSPECTUS  SUPPLEMENT  AND  THE  PROSPECTUS  NOR ANY
SALE  MADE  HEREUNDER AND THEREUNDER SHALL  UNDER ANY
CIRCUMSTANCE  CREATE  AN  IMPLICATION  THAT THERE HAS
BEEN  NO CHANGE IN THE AFFAIRS OF  THE COMPANY  SINCE
THE DATE HEREOF.  THIS PROSPECTUS SUPPLEMENT  AND THE
PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION
BY ANYONE  IN  ANY  STATE  IN  WHICH  SUCH  OFFER  OR                             THE AES
SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON                           CORPORATION
MAKING SUCH  OFFER OR  SOLICITATION  IS NOT QUALIFIED
TO DO SO OR TO ANYONE TO  WHOM IT IS UNLAWFUL TO MAKE
SUCH  OFFER OR SOLICITATION.

              -----------------------
                                                                               COMMON STOCK
                 TABLE OF CONTENTS                                           ($.01 PAR VALUE)



                                            PAGE
                                             ----
              PROSPECTUS SUPPLEMENT
Special Note Regarding Forward Looking                                            [LOGO]
   Statements .............................. S-2
Use of Proceeds  ........................... S-2
Common Stock Price Ranges and Dividends      S-3
Certain U.S. Federal Income Tax Consider-
   ations for Non-U.S. Holders of Common
   Stock   ................................. S-4
Underwriting  .............................. S-6
Legal Matters .............................. S-7
Experts .................................... S-7
                    PROSPECTUS
Available Information  .....................   2            -----------------------------------
Incorporation of Certain Documents by                                      SALOMON BROTHERS INC
   Reference  ..............................   2                           -----------------------------------
Use of Proceeds  ...........................   3
Ratio of Earnings to Fixed Charges .........   3
The Company   ..............................   4
Risk Factors  ..............................   5
Description of Capital Stock ...............  11                           PROSPECTUS SUPPLEMENT
Description of Debt Securities  ............  15                           DATED JULY 17, 1997
Description of Stock Purchase Contracts and
   Stock Purchase Units   ..................  23
Plan of Distribution   .....................  24
Legal Matters ..............................  24
Experts ....................................  24